Exhibit 23.3

CONSENT OF Peter Kondos

I, Peter Kondos, in connection with Bunker Hill Mining Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Form 10-K”), consent to:

●	the filing and use of the technical report summary titled “S-K 1300 Technical Report Summary, Bunker Hill Mine Pre-Feasibility Study, Coeur D’Alene Mining District, Shoshone County, Idaho, USA” (the “Technical Report Summary”), dated as of April 14, 2023 and effective as of August 29, 2022, as an exhibit to and referenced in the Form 10-K or any amendment or supplement thereto;

●	the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Form 10-K or any amendment or supplement thereto; and

●	the information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form 10-K or any amendment or supplement thereto.

I am a qualified person responsible for authoring, and this consent pertains to, the following sections of the Technical Report Summary:

●	Section 10

●	Section 14

Date: April 17, 2023	By:	/s/ Peter Kondos
Peter Kondos, Ph.D.